Allstate Life Insurance Company

Allstate Financial Advisors Separate Account I

Supplement, dated February 26, 2007 to

The Allstate® Provider Advantage Variable Annuity Prospectus. dated May 1, 2004; and

The Allstate ® Provider Ultra Variable Annuity Prospectus, dated May 1, 2004.

This supplement amends certain disclosure contained in the above-referenced prospectuses for certain variable annuity contracts (“Contracts”) issued by Allstate Life Insurance Company.

We have received notice that the Board of Trustees (“Board”) of the STI Classic Variable Trust has approved the liquidation, on or about May 1, 2007, of the following Fund portfolios:

STI Classic International Equity Fund Portfolio
STI Classic Investment Bond Fund Portfolio
(collectively the “STI Classic Portfolios”)

Due to the liquidation of the STI Classic Portfolios, we will no longer accept new premiums for investment in, nor will we permit transfers to, the STI Classic International Equity Fund Sub-Account or the STI Classic Investment Grade Bond Fund Sub-Account (“STI Classic Sub-Accounts”) on or after April 27, 2007.

As the STI Classic Sub-Accounts will no longer be offered as an investment alternative, you may wish to transfer, prior to April 27, 2007 some or all of your Contract Value in the STI Classic Sub-Accounts to the other investment alternatives currently offered by your Contract. These transfers are not subject to a transfer fee. Any value remaining in the STI Classic Sub-Accounts will be transferred automatically, as of April 27, 2007, to the Federated Prime Money Fund II Sub-Account, an investment alternative already available under your Contract.

If you currently allocate Contract Value to the STI Classic Sub-Accounts through automatic additions, automatic portfolio rebalancing, dollar cost averaging or systematic withdrawal programs, your allocations in these programs will also need to be changed. If you do not change these allocations to other investment alternatives currently available under your Contract, any allocations to the STI Classic Sub-Accounts will be automatically allocated, as of April 27, 2007, to the Federated Prime Money Fund II Sub-Account.

We will send you a confirmation that shows the amount that is transferred to the Federated Prime Money Fund II Sub-Account or to the investment alternative that you chose and the date of the transaction. For additional information on how to transfer to another investment alternative, or how to make a change to your current allocation(s), please contact your financial representative or call our Customer Service Center at 1-800-203-0068.

If your Contract Value in the STI Classic Sub-Accounts is transferred automatically to the Federated Prime Money Fund II Sub-Account, for 60 days following the automatic transfer, you may transfer your Contract Value in the Federated Prime Money Fund II Sub-Account to any other investment alternative(s) available under your Contract. Such transfer is not subject to a transfer fee.

Attached, as Appendix A, is a list of the Portfolios and Fixed Account Investment Alternatives currently available under your Contract.

Please keep this supplement for future reference together with your prospectus.

Appendix A

The Allstate® Provider Advantage Variable Annuity contracts and the Allstate® Provider Ultra Variable Annuity contracts offer a variety of Investment Alternatives that encompass investment choices ranging from aggressive to conservative. Below is a listing of the Portfolios and Fixed Account Investment Alternatives currently available. Also included is the investment objective for each Portfolio.

For more complete information about each Portfolio, including expenses and risks associated with the Portfolio, please refer to the relevant prospectus for the Portfolio.

Portfolios

Portfolio	Investment Objective
AIM V.I. Basic Balanced Fund - Series I	Seeks long-term growth of capital.
AIM V.I. Capital Appreciation Fund - Series I	Seeks growth of capital.
AIM V.I. Core Equity Fund - Series I	Seeks growth of capital.
AIM V.I. High Yield Fund - Series I	Seeks high level of current income.
Federated Prime Money Fund II	Seeks current income consistent with stability of principal and liquidity.
Fidelity VIP Contrafund® Portfolio - Service Class 2	Seeks long-term capital appreciation.
Fidelity VIP Equity-Income Portfolio - Service Class 2

Seeks reasonable income by investing primarily in income-producing equity securities. In choosing these securities, the fund will also consider the potential for capital appreciation. The fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500.

Fidelity VIP Growth Portfolio - Service Class 2	Seeks to achieve capital appreciation.
Fidelity VIP High Income Portfolio - Service Class 2	Seeks high level of current income, while also considering growth of capital.
Fidelity VIP Index 500 Portfolio - Service Class 2	Seeks investment results that correspond to the total return of common stocks publicly traded in the United States as represented by the Standard & Poor’s 500SM Index (S&P 500®).
Fidelity VIP Overseas Portfolio - Service Class 2	Seeks long-term growth of capital.
FTVIP Templeton Global Income Securities Fund - Class 2	Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration.
FTVIP Templeton Growth Securities Fund - Class 2	Seeks long-term capital growth.
MFS Emerging Growth Series - Service Class	Seeks long-term growth of capital.
MFS Investors Trust Series - Service Class	Seeks to provide long-term growth of capital and secondarily to provide reasonable current income.
MFS New Discovery Series - Service Class	Seeks capital appreciation.
MFS Research Series - Service Class	Seeks long-term growth of capital and future income.
MFS Utilities Series - Service Class	Seeks capital growth and current income.
Oppenheimer MidCap Fund/VA	Seeks capital appreciation by investing in ‘‘growth type’’ companies.

Oppenheimer Balanced Fund/VA	Seeks a high total investment return, which includes current income and capital appreciation in the value of its shares.
Oppenheimer Capital Appreciation Fund/VA	Seeks capital appreciation by investing in securities of well-known, established companies.
Oppenheimer Global Securities Fund/VA

Seeks long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, growth-type companies, cyclical industries and special situations that are considered to have appreciation possibilities.

Oppenheimer Main Street Fund®/VA	Seeks high total return (which includes growth in the value of its shares as well as current income) from equity and debt securities.
Oppenheimer Strategic Bond Fund/VA	Seeks a high level of current income principally derived from interest on debt securities.
Putnam VT Discovery Growth Fund - Class IB	Seeks long-term growth of capital.
Putnam VT Diversified Income Fund - Class IB	Seeks as high a level of current income as Putnam Management believes is consistent with preservation of capital.
Putnam VT Growth and Income Fund - Class IB	Seeks capital growth and current income.
Putnam VT Growth Opportunities Fund - Class IB	Seeks capital appreciation.
Putnam VT Health Sciences Fund - Class IB	Seeks capital appreciation.
Putnam VT New Value Fund - Class IB	Seeks long-term capital appreciation.
STI Classic Capital Appreciation Fund	Seeks capital appreciation.
STI Classic Large Cap Relative Value Fund	Seeks long-term capital appreciation with the secondary goal of current income.
STI Classic Mid-Cap Equity Fund	Seeks capital appreciation.
STI Classic Small Cap Value Equity Fund	Seeks capital appreciation with the secondary goal of current income.
STI Classic Large Cap Value Equity Fund	Seeks capital appreciation with the secondary goal of current income.

Fixed Account Options*

Dollar Cost Averaging Fixed Account Option

Market Value Adjusted Fixed Account Option

* Some fixed account options are not available in all states.